SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



       Date of Report (Date of earliest event reported): December 8, 2005

                            ProAssurance Corporation
             (Exact name of registrant as specified in its charter)

       Delaware                      001-16533                  63-1261433
(State of Incorporation)       (Commission File No.)     (IRS Employer I.D. No.)


 100 Brookwood Place, Birmingham, Alabama                           35209
 (Address of Principal Executive Office)                          (Zip code)

       Registrant's telephone number, including area code: (205) 877-4400


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|X| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|X| Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17CFR 240.13e-(c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On December 8, 2005 ProAssurance Corporation (the "Registrant") and Physicians Insurance Company of Wisconsin, Inc. ("PIC Wisconsin") entered into an Agreement and Plan of Merger which provides for the merger of PIC Wisconsin into a newly formed wholly owned subsidiary of the Registrant. Under terms of the agreement, each share of PIC Wisconsin stock will be converted into shares of ProAssurance stock having a value of $5,000. The exchange ratio is based on the average closing price of a share of ProAssurance stock on the ten trading days preceding the effective date of the merger. This ratio is subject to a 20% range around $49.76, which is the average closing price in the ten days preceding the date of the definitive agreement. Thus, PIC Wisconsin shareholders may receive more than $5,000 for each share of stock if the average closing price of ProAssurance stock is more than $59.71; conversely, PIC Wisconsin shareholders may receive less than $5,000 per share if the average closing price of ProAssurance stock is less than $39.80. The transaction is subject to required regulatory approvals and a vote of PIC Wisconsin stockholders and is expected to close early in mid-2006. A copy of the Merger Agreement is attached as Exhibit 2.1 to this report.


Item 7.01 Regulation FD Disclosure

     On December 8, 2005 ProAssurance Corporation announced that it has entered into a definitive agreement that provides for Physicians Insurance Company of Wisconsin ("PIC Wisconsin") to be merged into ProAssurance in a proposed all-stock transaction.

     The agreement calls for each share of PIC Wisconsin stock to be converted into shares of ProAssurance stock having a value of $5,000. The exchange ratio is based on the average closing price of a share of ProAssurance stock on the ten trading days preceding the effective date of the merger. This ratio is subject to a 20% range around $49.76, which is the average closing price in the ten days preceding the date of the definitive agreement. Thus, PIC Wisconsin shareholders may receive more than $5,000 for each share of stock if the average closing price of ProAssurance stock is more than $59.71; conversely, PIC Wisconsin shareholders may receive less than $5,000 per share if the average closing price of ProAssurance stock is less than $39.80. The transaction is subject to required regulatory approvals and must be submitted to PIC Wisconsin stockholders for approval. and is expected to close early in mid-2006.

     ProAssurance will file with the SEC a registration statement and a proxy statement/prospectus and other relevant documents concerning the proposed transaction. Stockholders of PIC Wisconsin are urged to read the registration statement and the proxy statement/prospectus when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, as they will contain important information. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about ProAssurance and PIC Wisconsin, at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can be obtained, without charge, by directing a request to Frank B. O'Neil, Senior Vice President, Corporate Communications, ProAssurance Corporation, 100 Brookwood Place, Birmingham, Alabama 35209, telephone (205) 877-4461.

     Physicians Insurance Company of Wisconsin, Inc., and its respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of PIC Wisconsin in connection with the merger. Information about the directors and executive officers of PIC Wisconsin and their ownership of PIC Wisconsin common stock will be set forth in documents to be filed with the SEC.

     A copy of the news release issued by ProAssurance disclosing the proposed transaction is attached as Exhibit 99.1 to this report. A copy of the news release issued by PIC Wisconsin is attached as Exhibit 99.2 to this report. Both Exhibits (99.1 and 99.2.) are incorporated into this Item 7.01 by reference.


Item 9.01 Financial Statements and Exhibits

Exhibit No.    Description
-----------    -----------

   2.1 Agreement and Plan of Merger dated as of December 8, 2005 among ProAssurance Corporation, Physicians Insurance Company of Wisconsin, Inc. and Physicians Merger Company (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K).

  99.1         ProAssurance news release dated December 8, 2005

  99.2         PIC Wisconsin news release dated December 8, 2005

               We are furnishing exhbits 99.1 and 99.2 to this Form 8-K in accordance with item 7.01, Regulation FD Disclosure, and pursuant to Rule 425 of the Securities and Exchange Commission.


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2005
                                                     PROASSURANCE CORPORATION

                                                     By: /s/ Edward L. Rand, Jr
                                                         -----------------------
                                                         Edward L. Rand, Jr
                                                         Chief Financial Officer